Exhibit 3.14

AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS

Section 1.1	Definitions	1
Section 1.2	Construction	6

ARTICLE II
ORGANIZATION

Section 2.1	Formation	6
Section 2.2	Name	7
Section 2.3	Registered Office; Registered Agent; Principal Office; Other Offices	7
Section 2.4	Purpose and Business	7
Section 2.5	Powers	8
Section 2.6	Power of Attorney	8
Section 2.7	Term	9
Section 2.8	Title to Partnership Assets	9

ARTICLE III
RIGHTS OF LIMITED PARTNERS

Section 3.1	Limitation of Liability	9
Section 3.2	Outside Activities of the Limited Partners	10
Section 3.3	Access to Information	10

ARTICLE IV
TRANSFERS OF PARTNERSHIP INTERESTS

Section 4.1	Transfer Generally	11
Section 4.2	Restrictions on Transfers	11

ARTICLE V
CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1	Contributions Pursuant to the Contribution Agreement	11
Section 5.2	Additional Capital Contributions	12
Section 5.3	Interest and Withdrawal	12
Section 5.4	Issuances of Additional Partnership Securities	12
Section 5.5	No Preemptive Rights	13
Section 5.6	Fully Paid and Non-Assessable Nature of Limited Partner Interests	13

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

Section 6.1	Capital Accounts	13
Section 6.2	Allocations	13
Section 6.3	Distributions	13

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AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

CALUMET LUBRICANTS CO., LIMITED PARTNERSHIP

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Calumet Lubricants Co., Limited Partnership, dated as of January 31, 2006, is entered into by and between Calumet LP GP, LLC, a Delaware limited liability company, as the General Partner, and Calumet Operating, LLC, a Delaware limited liability company, as the Limited Partner, together with any other Persons who hereafter become Partners in the Partnership or parties hereto as provided herein.

STATEMENT OF AGREEMENT:

The General Partner and the Limited Partner do hereby agree to amend and restate in its entirety the existing Articles of Limited Partnership of Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership (“Partnership”), as originally adopted October 23, 1990, and as thereafter amended to date by adopting this Amended and Restated Agreement of Limited Partnership pursuant to the provisions of the Revised Uniform Limited Partnership Act as enacted in the State of Indiana, IC §§ 23-16-1-1 et seq. (the “Act”) and intend that the Partnership shall continue possess the characteristics of a partnership under Internal Revenue Code § 7701(a)(2) and Treasury Regulation § 301.7701-3. The General Partner and the Limited Partner, for their mutual convenience and protection, and, in consideration of the mutual covenants and benefits contained in this Agreement, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Act” means the Revised Uniform Limited Partnership Act as enacted in the State of Indiana, IC §§ 23-16-1-1 et seq.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of Calumet Lubricants Co., Limited Partnership, as it may be amended, supplemented or restated from time to time.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of (i) all cash and cash equivalents of the Partnership Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Partnership Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b) the amount of any cash reserves established by the General Partner to (i) provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or 6.5 of the MLP Agreement in respect of any one or more of the next four Quarters; provided, however, that the General Partner may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the MLP is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Capital Contribution” means any cash, cash equivalents or the net agreed value of Contributed Property that a Partner contributes to the Partnership.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Indiana as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Closing Date” means the first date on which Common Units are sold by the MLP to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” has the meaning assigned to such term in the MLP Agreement.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash, contributed to the Partnership.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the Partnership, the General Partner, the MLP General Partner, the Operating Company, the MLP, and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

“Cumulative Common Unit Arrearage” has the meaning assigned to such term in the MLP Agreement.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Article XI.

“Event of Withdrawal” has the meaning assigned to such term in Section 11.1(a).

“General Partner” means Calumet LP GP, LLC and its successors and permitted assigns as general partner of the Partnership.

“General Partner Interest” means the ownership interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” has the meaning assigned to such term in the MLP Agreement.

“Indemnitee” means (a) the General Partner; (b) any Departing General Partner; (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner; (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided, however, that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, and (f) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement.

“Initial Offering” means the initial offering and sale of the Common Units to the public, as described in the Registration Statement.

“Limited Partner” means any Person that is admitted to the Partnership as a limited partner pursuant to the terms and conditions of this Agreement; but the term “Limited Partner” shall not include any Person from and after the time such Person withdraws as a Limited Partner from the Partnership.

“Limited Partner Interest” means the ownership interest of a Limited Partner in the Partnership and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidation Date” means the date on which any event giving rise to the dissolution of the Partnership occurs.

“Liquidator” means one or more Persons selected by the General Partner to perform the functions described in Section 12.2 as liquidating trustee of the Partnership within the meaning of the Act.

“Merger Agreement” has the meaning assigned to such term in Section 14.1.

“Minimum Quarterly Distribution” has the meaning assigned to such term in the MLP Agreement.

“MLP” means Calumet Specialty Products Partners, L.P.

“MLP Agreement” means the First Amended and Restated Agreement of Limited Partnership of Calumet Specialty Products Partners, L.P., as it may be amended, supplemented or restated from time to time.

“MLP General Partner” means Calumet GP, LLC, a Delaware limited liability company and the general partner of the MLP.

“Omnibus Agreement” means that certain Omnibus Agreement, dated as of the Closing Date, among the Partnership, the General Partner, the Operating Company, the MLP General Partner, the MLP and certain other parties named thereon.

“Operating Company” means Calumet Operating, LLC.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means Calumet Lubricants Co., Limited Partnership, an Indiana limited partnership, and any successors thereto.

“Partnership Group” means the Partnership and its Subsidiaries, treated as a single consolidated entity.

“Partnership Interest” means an ownership interest of a Partner in the Partnership, which shall include the General Partner Interest and the Limited Partner Interests.

“Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership).

“Percentage Interest” means the percentage interest in the Partnership owned by each Partner upon completion of the transactions in Section 5.1 and shall mean, (a) as to the General Partner, 10% and (b) as to the Operating Company, 90%.

“Person” means an individual, firm, partnership, corporation, limited liability company, association, joint stock company, unincorporated organization, joint venture, trust, governmental agency or any department or political subdivision thereof or other entity.

“Quarter” means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter after the Closing Date, the period commencing on the Closing Date and ending on March 31, 2006.

“Registration Statement” means the Registration Statement on Form S-1 (Registration No. 333-128880) as it has been or as it may be amended or supplemented from time to time, filed by the MLP with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Securities Act” means the Securities Act of 1933, as amended, and any successor to such statute.

“Special Approval” has the meaning assigned to such term in the MLP Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” has the meaning assigned to such term in Section 14.2(b).

“transfer” has the meaning assigned to such term in Section 4.1(a).

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchases Common Units pursuant thereto.

“Underwriting Agreement” has the meaning assigned to such term in the MLP Agreement.

“U.S. GAAP” means United States generally accepted accounting principles consistently applied.

“Withdrawal Opinion of Counsel” has the meaning assigned to such term in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year (or for the year in which the Initial Offering is consummated, the 12-month period beginning on the Closing Date) for an economically meaningful period of time.

Section 1.2 Construction.

Unless the context requires otherwise: (a) capitalized terms used herein but not otherwise defined shall have the meanings assigned to such terms in the MLP Agreement; (b) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (c) references to Articles and Sections refer to Articles and Sections of this Agreement; (d) the term “include” or “includes” means includes, without limitation, and “including” means including, without limitation; and (e) the terms “hereof”, “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

ARTICLE II

ORGANIZATION

Section 2.1 Formation.

The Partnership was previously formed as a limited partnership pursuant to the provisions of the Act, and the General Partner and the Operating Company hereby amend and restate the original agreement of Calumet Lubricants Co., Limited Partnership in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Act. All Partnership Interests shall constitute personal property of the owner thereof for all purposes.

Section 2.2 Name.

The name of the Partnership shall be “Calumet Lubricants Co., Limited Partnership.” The Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices.

Unless and until changed by the General Partner, the resident agent of the Partnership for service of process shall be the General Partner at 2780 Waterfront Parkway East Drive #200, Indianapolis, Indiana 46214, or at such other place or places within the State of Indiana as the General Partner may from time to time determine. Any change in the registered agent or its address shall be made in accordance with IC § 23-16-2-3. The principal place of business of the Partnership shall be located at 2780 Waterfront Parkway East Drive #200, Indianapolis, Indiana 46214 (located in Marion County, State of Indiana), or at such other place or places within or without the State of Indiana as the General Partner may from time to time determine. The Partnership may maintain offices at such other place or places within or outside the State of Indiana as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 2780 Waterfront Parkway East Drive, #200, Indianapolis, Indiana 46214, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity; and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member, the MLP, the Operating Company or any other Subsidiary of the MLP; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity. The General Partner has no obligation or duty to the Partnership, the Limited Partners to propose or approve, and may decline to propose or approve, the conduct by the Partnership of any business.

Section 2.5 Powers.

The Partnership shall be empowered to do, or cause to be done, any and all acts and things necessary or appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Power of Attorney.

(a) Each Limited Partner hereby constitutes and appoints the General Partner and, if a Liquidator shall have been selected pursuant to Section 12.2, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) all certificates, documents and other instruments (including this Agreement and the Certificate of Limited Partnership and all amendments or restatements hereof or thereof) that the General Partner or the Liquidator determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Indiana and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (C) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the General Partner or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement; (D) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to, or other events described in, Article IV, X, XI or XII; (E) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Partnership Securities issued pursuant to Section 5.4; and (F) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger or consolidation of the Partnership pursuant to Article XIV; and

(ii) (ii) execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the General Partner or the Liquidator determines to be necessary or appropriate to (A) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Partners hereunder or is consistent with the terms of this Agreement or (B) effectuate the terms or intent of this Agreement; provided, that when required by any provision of this Agreement that establishes a percentage of the Limited

Partners or of the Limited Partners of any class or series required to take any action, the General Partner and the Liquidator may exercise the power of attorney made in this Section 2.6(a)(ii) only after the necessary vote, consent or approval of the Limited Partners or of the Limited Partners of such class or series, as applicable.

Nothing contained in this Section 2.6(a) shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Partnership Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives. Each such Limited Partner hereby agrees to be bound by any representation made by the General Partner or the Liquidator acting in good faith pursuant to such power of attorney; and each such Limited Partner, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the General Partner or the Liquidator taken in good faith under such power of attorney. Each Limited Partner shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator may request in order to effectuate this Agreement and the purposes of the Partnership.

Section 2.7 Term.

The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Act and shall continue in existence until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Act.

Section 2.8 Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability.

The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Act.

Section 3.2 Outside Activities of the Limited Partners.

Subject to the provisions of Section 7.5 and the Omnibus Agreement, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.3 Access to Information.

(a) In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.3(b), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand and at such Limited Partner’s own expense:

(i) to obtain true and full information regarding the status of the business and financial condition of the Partnership;

(ii) promptly after its becoming available, to obtain a copy of the Partnership’s federal, state and local income tax returns for each year;

(iii) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to obtain a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(v) to obtain true and full information regarding the amount of cash and a description and statement of the Capital Contribution by each Partner and that each Partner has agreed to contribute in the future, and the date on which each became a Partner; and

(vi) to obtain such other information regarding the affairs of the Partnership as is just and reasonable.

(b) The General Partner may keep confidential from the Limited Partners for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner in good faith believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.3).

ARTICLE IV

TRANSFERS OF PARTNERSHIP INTERESTS

Section 4.1 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall be deemed to refer to a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any member of the General Partner of any or all of the issued and outstanding membership interests of the General Partner.

Section 4.2 Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interest shall be made if such transfer would (i) violate the then applicable federal or state securities laws or the rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer; (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation; or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it receives an Opinion of Counsel that such restrictions are necessary to avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The restrictions may be imposed by making such amendments to this Agreement as the General Partner may determine to be necessary or appropriate to impose such restrictions.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 Contributions Pursuant to the Contribution Agreement.

On the Closing Date and pursuant to the Contribution Agreement, and following the consummation of the transactions set forth therein, the General Partner owns a 10% Partnership Interest in the Partnership as General Partner and the Operating Company owns a 90% Partnership Interest in the Partnership as a Limited Partner.

Section 5.2 Additional Capital Contributions.

With the consent of the General Partner, any Partner may, but shall not be obligated to, make additional Capital Contributions to the Partnership.

Section 5.3 Interest and Withdrawal.

No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree.

Section 5.4 Issuances of Additional Partnership Securities.

(a) The Partnership may issue additional Partnership Securities and options, rights, warrants and appreciation rights relating to the Partnership Securities, for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Security authorized to be issued by the Partnership pursuant to Section 5.4(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Securities), as shall be fixed by the General Partner, including (i) the right to share Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may redeem the Partnership Security; (v) whether such Partnership Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Security; and (viii) the right, if any, of each such Partnership Security to vote on Partnership matters, including matters relating to the relative rights, preferences, and privileges of such Partnership Security.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Securities and options, rights, warrants and appreciation rights relating to Partnership Securities pursuant to this Section 5.4, (ii) reflecting the admission of such additional Limited Partners and (iii) all additional issuances of Partnership Securities. The General Partner shall determine the relative rights, powers and duties of the holders of the Partnership Interests or other Partnership Securities being so issued. The General Partner shall do all things necessary to comply with the Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Securities, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency.

Section 5.5 No Preemptive Rights.

No Person shall have preemptive, preferential or other similar rights with respect to the issuance of any Partnership Interests, whether unissued, held in the treasury or hereafter created.

Section 5.6 Fully Paid and Non-Assessable Nature of Limited Partner Interests.

All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by IC § 23-16-2-2.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Capital Accounts.

The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate capital account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv).

Section 6.2 Allocations.

The items of income, gain, loss and deduction that are recognized by the Partnership for federal, state, or local income tax purposes shall be allocated among the Partners in proportion to their respective Percentage Interests or as required by applicable law as determined by the General Partner.

Section 6.3 Distributions.

(a) Within 45 days following the end of each Quarter commencing with the Quarter ending on March 31, 2006, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to IC § 23-16-2-2, be distributed in accordance with this Article VI by the Partnership to the Partners in accordance with their respective Percentage Interests. The immediately preceding sentence shall not require any distribution of cash if and to the extent such distribution would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject. All distributions required to be made under this Agreement shall be made subject to IC § 23-16-2-2.

(b) Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.3.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no Limited Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do, or cause to be done, all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into a Partnership Interest, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 and Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; subject to Section 7.6, the lending of funds to other Persons (including the MLP, the Operating Company and any member of the Partnership Group); the repayment or guarantee of obligations of the MLP, the Operating Company or any member of the Partnership Group and the making of capital contributions to any member of the Partnership Group;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of Partnership cash;

(vii) the selection and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group and the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation; and

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law.

(xii) the purchase, sale or other acquisition or disposition of Partnership Securities, or the issuance of options, rights, warrants and appreciation rights relating to Partnership Securities;

(xiii) the undertaking of any action in connection with the Partnership’s participation in any Group Member; and

(xiv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Act or any applicable law, rule or regulation, each of the Partners and each other Person who may acquire an interest in Partnership Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, the Underwriting Agreement, the Omnibus Agreement, the Contribution Agreement, any Group Member Agreement and the other agreements described in or filed as exhibits to the Registration

Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the General Partner (on its own or through any officer of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence, as applicable, and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners or the other Persons who may acquire an interest in Partnership Securities; and (iii) agrees that the execution, delivery or performance by the General Partner, the Partnership, any Group Member or any Affiliate of any of them, of this Agreement or any agreement authorized or permitted under this Agreement, shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

Section 7.2 Certificate of Limited Partnership.

The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Indiana as required by the Act. The General Partner shall use all reasonable efforts to file or cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Indiana or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file, or cause to be filed, amendments to and restatements of the Certificate of Limited Partnership and do, or cause to be done, all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Indiana or of any other state in which the Partnership may elect to do business or own property. The General Partner shall not be required to deliver or mail a “filed” Certificate of Limited Partnership as otherwise required by IC § 23-16-3-10.

Section 7.3 Restrictions on the General Partner’s Authority.

Except as provided in Articles XII and XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) without the approval of the holders of a majority of the Limited Partner Interests; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.4 Reimbursement of the General Partner.

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement, the General Partner shall not be compensated for its services as General Partner or as general partner or managing member of any Group Member.

(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person, including Affiliates of the General Partner, to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine the expenses that are allocable to the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.7.

(c) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership employee benefit plans, employee programs and employee practices, or cause the Partnership to issue Partnership Securities in connection with or pursuant to any employee benefit plan, employee program or employee practice maintained or sponsored by the General Partner, Group Member or any of its Affiliates, in each case for the benefit of employees of the General Partner, any Group Member or any Affiliate, or any of them, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. Expenses incurred by the General Partner in connection with any such plans, programs and practices shall be reimbursed in accordance with Section 7.4(b). Any and all obligations of the General Partner under any employee benefit plans, employee programs or employee practices adopted by the General Partner as permitted by this Section 7.4(c) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner.

Section 7.5 Outside Activities.

(a) After the Closing Date, the General Partner, for so long as it is the General Partner of the Partnership, (i) agrees that its sole business will be to act as the General Partner of the Partnership and a general partner or managing member, as the case may be, of any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member, and to undertake activities that are ancillary or related thereto, (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member of the Partnership or one or more Group Members or as described in or contemplated by the Registration Statement or (B) the acquiring, owning or disposing of debt or equity securities in any Group Member.

(b) Except as specifically restricted by the Omnibus Agreement, each Indemnitee shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by the Partnership or any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of the Partnership or any Group Member, and none of the same shall constitute a breach of this Agreement or any duty expressed or implied by law to the Partnership or any Group Member or any Partner. None of the Partnership nor any Group Member, any Limited Partner or any other Person shall have any rights by virtue of this Agreement or the partnership relationship established hereby or thereby in any business ventures of any Indemnitee.

(c) Subject to Section 7.5(a), Section 7.5(b) and the Omnibus Agreement, but otherwise notwithstanding anything to the contrary in this Agreement, (i) the engaging in competitive activities by any Indemnitees in accordance with the provisions of this Section 7.5 is hereby approved by the Partnership and all Partners, (ii) it shall be deemed not to be a breach of the General Partner’s fiduciary duty or any other obligation of any type whatsoever of the General Partner or of any Indemnitee for the Indemnitees to engage in such business interests and activities in preference to or to the exclusion of the Partnership and (iii) except as set forth in the Omnibus Agreement, the Indemnitees shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Partnership.

(d) Notwithstanding anything to the contrary in this Agreement, to the extent that any provision of this Agreement purports or is interpreted to have the effect of restricting the fiduciary duties that might otherwise, as a result of Indiana or other applicable law, be owed by the General Partner to the Partnership and its Limited Partners, or to constitute a waiver or consent by the Limited Partners to any such restriction, such provisions shall be inapplicable and have no effect in determining whether the General Partner has complied with its fiduciary duties in connection with determinations made by it under this Section 7.5.

Section 7.6 Loans from the General Partner; Loans or Contributions from the Partnership or Group Members.

(a) The General Partner or any of its Affiliates may lend to the MLP, the Operating Company or any Group Member, and the MLP, the Operating Company or any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the MLP, the Operating Company or the Group Member for such periods of time and in such amounts as the General Partner may determine; provided, however, that in any such case the lending party may not charge the borrowing party interest at a rate greater than the rate that would be charged the borrowing party or impose terms less favorable to the borrowing party than would be charged or imposed on the borrowing party by unrelated lenders on comparable loans made on an arm’s-length basis (without reference to the lending party’s financial abilities or guarantees), all as determined by the General Partner. The borrowing party shall reimburse the lending party for any costs (other than any additional interest costs) incurred by the lending party in connection with the borrowing of such funds. For purposes of this Section 7.6(a) and Section 7.6(b), the term “Group Member” shall include any Affiliate of a Group Member that is controlled by the Group Member.

(b) The Partnership may lend or contribute to any Group Member, and any Group Member may borrow from the Partnership, funds on terms and conditions determined by the General Partner.

Section 7.7 Indemnification.

(a) To the fullest extent permitted by law but subject to the limitations expressly provided in this Agreement, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or gross negligence or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful; provided, further, no indemnification pursuant to this Section 7.7 shall be available to the General Partner or its Affiliates (other than any Group Member) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an

Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.7(a); and action taken or omitted by it with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

(b) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.9 Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

(a) Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Partnership Group member or any Partner, on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Common Units (excluding Common Units owned by the MLP General Partner and its Affiliates), (iii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval. If Special Approval is not sought and the Board of Directors of the MLP General Partner determines that the resolution or course of action taken with respect to a conflict of interest satisfies either the standards set forth in clauses (iii) or (iv) above, then it shall be presumed that, in making its decision, such Board of Directors acted in good faith, and in any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

(b) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless another express standard is provided for in this Agreement, the General Partner, or such Affiliates causing it to do so, shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different standards imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity. In order for a determination or other action to be in “good faith” for purposes of this Agreement, the Person or Persons making such determination or taking or declining to take such other action must believe that the determination or other action is in the best interests of the Partnership.

(c) Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled to make such determination or to take or decline to take such other action free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner, and the General Partner, or such Affiliates causing it to do so, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrase, “at the option of the General Partner,” or some variation of that phrase, is used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity. The General Partner’s organizational documents may provide that determinations to take or decline to take any action in its individual, rather than representative, capacity may or shall be determined by its members, if the General Partner is a limited liability company, stockholders, if the General Partner is a corporation, or the members or stockholders of the General Partner’s general partner, if the General Partner is a partnership.

(d) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be at its option.

(e) Except as expressly set forth in this Agreement, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership or any Limited Partner, and the provisions of this Agreement, to the extent that they restrict, eliminate or otherwise modify the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of the General Partner or such other Indemnitee.

(f) The Limited Partner hereby authorizes the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.9.

Section 7.10 Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of the Partnership.

Section 7.11 Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

ARTICLE VIII

BOOKS, RECORDS AND ACCOUNTING

Section 8.1 Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.3(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

Section 8.2 Fiscal Year.

The fiscal year of the Partnership shall be a fiscal year ending December 31.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information.

The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31 or such other taxable year or years that it is required by law to adopt, from time to time, as determined by the General Partner. The tax information reasonably required by the Partners for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall not elect to be treated as a corporation under the Code.

(b) Except as otherwise permitted herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code or under state or local law.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) By acceptance of the transfer of any Limited Partner Interests in accordance with Article IV or the acceptance of any Limited Partner Interests issued pursuant to Article V or pursuant to a merger or consolidation pursuant to Article XIV, each transferee of, or other such Person acquiring, a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred or issued to such Person when any such transfer, issuance or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the record holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement, (iv) grants the powers of attorney set forth in this Agreement and (v) makes the consents and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement. A Person may become a Limited Partner or record holder of a Limited Partner Interest without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until such Person is reflected in the books and records of the Partnership as the record holder of such Limited Partner Interest.

(b) The name and mailing address of each Limited Partner shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein.

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(a).

Section 10.2 Admission of Successor General Partner.

A successor General Partner approved pursuant to Section 11.1 or the transferee of or successor to the General Partner Interest pursuant to Article IV who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner pursuant to Section 11.1 or the transfer of the General Partner Interest pursuant to Article IV, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Article IV has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership.

To effect the admission to the Partnership of any Partner, the General Partner shall take, or cause to be taken, all steps necessary or appropriate under the Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file, or cause to be prepared and filed, an amendment to the Certificate of Limited Partnership, and the General Partner may for this purpose, among others, exercise the power of attorney granted pursuant to Section 2.6.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its rights as General Partner pursuant to Article IV;

(iii) The General Partner is removed;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv); or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) in the event the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) in the event the General Partner is a partnership or limited liability company, the dissolution and commencement of winding up of the General Partner; (C) in the event the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) in the event the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise in the event of the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), (v) or (vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 12:00 midnight, prevailing Eastern Time, on December 31, 2015, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided that prior to the effective date of such withdrawal, the withdrawal is approved by the Limited Partners and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or any Group Member or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 12:00 midnight, prevailing Eastern Time, on December 31, 2015, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Limited Partners, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or (a)(iii); or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least a majority of the outstanding Limited Partner Interests. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), the holders of a majority of the outstanding Limited Partner Interests, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal, a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.3.

Section 11.2 Withdrawal of a Limited Partner.

Without the prior written consent of the General Partner, which may be granted or withheld in its sole discretion, no Limited Partner shall have the right to withdraw from the Partnership.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution.

The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Section 11.1, the Partnership shall not be dissolved and such successor General Partner shall continue the business of the Partnership. The Partnership shall dissolve, and (subject to Section 12.2) its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and an Opinion of Counsel is received as provided in Section 11.1(b) and such successor is admitted to the Partnership pursuant to Section 10.2, or;

(b) an election to dissolve the Partnership by the General Partner that is approved by the holders of a majority of the Limited Partner Interests;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Act.

Section 12.2 Liquidator.

Upon dissolution of the Partnership, the General Partner shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the outstanding Limited Partner Interests. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the outstanding Limited Partner Interests. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the outstanding Limited Partner Interests. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.3 Liquidation.

The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to the Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.2) and amounts owed to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to discharge liabilities as provided in Section 12.3(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective capital accounts, as determined after taking into account all capital account adjustments (other than those made by reason of distributions pursuant to this Section 12.3(c)) for the taxable year of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

Section 12.4 Cancellation of Certificate of Limited Partnership.

Upon the completion of the distribution of Partnership cash and property as provided in Section 12.3 in connection with the liquidation of the Partnership, the Partnership shall be terminated and the Certificate of Limited Partnership, and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Indiana, shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.5 Return of Contributions.

The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.6 Waiver of Partition.

To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

No Limited Partner shall have any obligation to restore any negative balance in its capital account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its capital account upon liquidation of its interest in the Partnership by the end of the taxable year of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT

Section 13.1 Amendment to be Adopted Solely by the General Partner.

Each Partner agrees that the General Partner, without the approval of any Partner may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

(d) a change that the General Partner determines, (i) does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect, (ii) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Act) or (iii) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its members, directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(h) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(i) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4;

(j) a merger, conveyance or conversion pursuant to Section 14.3(d); or

(k) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures.

Except as provided in Section 13.1, all amendments to this Agreement shall be made in accordance with the following requirements. Amendments to this Agreement may be proposed only by the General Partner; provided, however, that the General Partner shall have no duty or obligation to the propose any amendment to this Agreement and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to propose an amendment, to the fullest extent permitted by law, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity. A proposed amendment shall be effective upon its approval by the General Partner and the Limited Partners holding at least a majority of the Limited Partner Interests, unless a greater or different percentage is required under this Agreement or by Indiana law. Each proposed amendment that requires the approval of the holders of a specified percentage of Limited Partner Interests shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Limited Partner Interests or call a meeting of the Limited Partners to consider and vote on such proposed amendment. The General Partner shall notify all Limited Partners upon final adoption of any such proposed amendments.

ARTICLE XIV

MERGER

Section 14.1 Authority.

The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a general partnership or limited partnership, formed under the laws of the State of Indiana or any other state of the United States of America, pursuant to a written agreement of merger or consolidation (“Merger Agreement”) in accordance with this Article XIV.

Section 14.2 Procedure for Merger or Consolidation.

Merger or consolidation of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner; provided, however to the fullest extent permitted by law, that the General Partner shall have no duty or obligation to consent to any merger or consolidation of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner and, in declining to consent to a merger or consolidation, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement any other agreement contemplated hereby or under the Act or any other law, rule or regulation or at equity. If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(a) the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

(b) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(c) the terms and conditions of the proposed merger or consolidation;

(d) the manner and basis of exchanging or converting the equity securities of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any general or limited partner interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity, the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such general or limited partner interests, securities or rights are to receive in exchange for, or upon conversion of their general or limited partner interests, securities or rights, and (ii) in the case of securities represented by certificates, upon the surrender of such certificates, which cash, property or general or limited partner interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(e) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, operating agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(f) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

(g) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners of Merger or Consolidation.

(a) Except as provided in Section 14.3(d) or Section 14.3(e), the General Partner, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of the Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Section 14.3(d) or Section 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a majority of the outstanding Limited Partner Interests.

(c) Except as provided in Section 14.3(d), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger pursuant to Section 14.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such Merger other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of the limited liability of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (B) the merger or consolidation would not result in an amendment to the Partnership Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Security outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Security after the effective date of the merger or consolidation, and (E) the number of Partnership Securities to be issued by the Partnership in such merger or consolidation do not exceed 20% of the Partnership Securities outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to the Act, an agreement of merger or consolidation approved in accordance with this Article XIII may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger.

Upon the required approval by the General Partner and the Limited Partners of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Indiana in conformity with the requirements of the Act.

Section 14.5 Effect of Merger.

(a) At the effective time of the certificate of merger:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

(iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) A merger or consolidation effected pursuant to this Article shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

ARTICLE XV

GENERAL PROVISIONS

Section 15.1 Addresses and Notices.

Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address appearing on the books and records of the Partnership. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

Section 15.2 Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.3 Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.4 Integration.

This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 15.5 Creditors.

None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 15.6 Waivers; Etc.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 15.7 Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

Section 15.8 Applicable Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Indiana, without regard to the principles of conflicts of law.

Section 15.9 Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.10 Consent of Partners.

Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

[The Remainder Of This Page Is Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER: CALUMET LP GP, LLC

By:	/s/ R. Patrick Murray, II
R. Patrick Murray, II Vice President and Chief Financial Officer

LIMITED PARTNER: CALUMET OPERATING, LLC

By:	CALUMET SPECIALTY PRODUCTS PARTNERS, L.P., its sole member

By:	CALUMET GP, LLC its general partner

	By:	/s/ R. Patrick Murray, II
R. Patrick Murray, II Vice President and Chief Financial Officer

SIGNATURE PAGE